WILSHIRE VARIABLE INSURANCE TRUST

WRITTEN INSTRUMENT AMENDING THE
DECLARATION OF TRUST

The undersigned, being a majority of the trustees of Wilshire Variable Insurance Trust (the "Trust"), a statutory trust organized pursuant to a Declaration of Trust dated November 7, 1996, as amended, do hereby fix the current number of Trustees at eight pursuant to §2.1 of the Declaration of Trust.

This instrument shall constitute an amendment to the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have this 3rd day of December, 2010 signed these presents.